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As filed with the Securities and Exchange Commission on October 5, 2001

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

METHODE ELECTRONICS, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	36-2090085
(State of Incorporation)	(I.R.S. Employer Identification Number)

7401 West Wilson Avenue, Chicago, Illinois 60706
(Address, including Zip Code, of Registrant's Principal Executive Offices)

Methode Electronics, Inc. 2000 Stock Plan
(Full Title of the Plan)

Donald W. Duda
President
Methode Electronics, Inc.
7401 West Wilson Avenue
Chicago, Illinois 60706
(708) 867-6777
(Name, Address, and Telephone Number of Agent For Service)

Copies to:
James W. Ashley, Jr.
Lord, Bissell & Brook
115 South LaSalle Street
Chicago, Illinois 60603
(312) 443-0700

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount to be Registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee

Class A Common Stock, $0.50 par value	2,000,000 (1)	$5.60 (2)	$11,991,005	$2,997.75

(1)
Together with an indeterminant number of additional shares of Class A Common Stock which may be necessary to adjust the number of shares reserved for issuance pursuant to the plan as a result of any future stock split, stock dividend or similar adjustment of the outstanding Class A Common Stock pursuant to Rule 416(a) of the Securities Act of 1933.

(2)
Estimated pursuant to Rule 457(c) and (h) solely for the purpose of calculating the registration fee and based on the price at which options previously granted may be exercised for 587,600 shares of Class A Common Stock and the average high and low price of Class A Common Stock as reported on the National Association of Securities Dealers, Inc. Automatic Quotation National Market System on October 1, 2001 for the remaining 1,412,400 shares of Class A Common Stock being registered.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

    The Registrant hereby incorporates by reference into this registration statement the documents listed below which have previously been filed with the Securities and Exchange Commission (the "Commission"):

1.
The Registrant's Annual Report on Form 10-K for the fiscal year ended April 30, 2001;

2.
The Registrant's Report on Form 8-K filed with the Commission on May 4, 2001;

3.
The Registrant's Quarterly Report on Form 10-Q for the three-months ended July 31, 2001 filed with the Commission on September 17, 2001; and

4.
The description of the shares of the Registrant's Class A Common Stock, $0.50 par value per share, contained in the Registrant's Registration Statement on Form 8-A dated October 5, 1982, registering such shares pursuant to Section 12 of the Securities Exchange Act, as amended (the "Exchange Act"), including any amendment or report filed for the purpose of updating such description.

    In addition, each document or report subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act after the date of this registration statement, but prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered by this registration statement have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement. Each document or report incorporated into this registration statement by reference shall be deemed to be a part of this registration statement from the date of the filing of such document with the Commission until the information contained therein is superseded or updated by any subsequently filed document which is incorporated by reference into this registration statement or by any subsequently filed amendment to this registration statement.

Item 5.  Interests of Named Experts and Counsel.

    James W. Ashley, a director and secretary of the Registrant, is a partner at Lord, Bissell & Brook, the law firm that serves as corporate counsel to the Registrant. As of October 3, 2001, Mr. Ashley owned beneficially 4,000 shares of Class A Common Stock.

Item 6.  Indemnification of Directors and Officers.

    The Registrant's Restated Certificate of Incorporation provides that the Registrant shall indemnify to the fullest extent permitted by the Delaware General Corporation Law any person ("Indemnified Party") who is made a party to or involved in any litigation by reason of the fact that such person is or was a director or officer of the Registrant. Indemnified Parties are indemnified against all expense, liability or loss (including attorneys' fees), reasonably incurred by them in connection with any such litigation. The Registrant's Restated Certificate of Incorporation requires the Registrant to pay the Indemnified Party in advance for the expenses incurred in defending any proceeding for which the right to indemnification is applicable. In accordance with the Delaware General Corporation Law, the Indemnified Party may be required to provide an undertaking to repay all amounts advanced if it is ultimately determined that the Indemnified Party is not entitled to such indemnification.

    The Restated Certificate of Incorporation further provides that the Registrant's directors shall not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director's duty of loyalty to the Registrant

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or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) any transaction from which the director derived an improper personal benefit. The Restated Certificate of Incorporation provides that any repeal or modification of such provision may be prospective only and may not adversely affect any right or protection of a director of the Registrant existing at the time of such repeal or modification.

    Section 145 of the Delaware General Corporation Law grants companies broad powers to indemnify its directors and officers against liabilities that they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended.

Item 8.  Exhibits.

4.1	Article Fourth of Certificate of Incorporation of Registrant, as amended and currently in effect (incorporated herein by reference to the Registrant's Registration Statement on Form S-3, Registration No. 33-61940 filed April 30, 1993).
4.2	Form of Rights Agreement between ChaseMellon Shareholder Services LLC and Registrant (incorporated herein by reference to the Registrant's Form 8-K filed July 7, 2000).
4.3	Methode Electronics, Inc. 2000 Stock Plan (incorporated herein by reference to the Registrant's Form 10-Q filed December 14, 2000.)
5.1	Opinion of Lord, Bissell & Brook (filed herewith)
23.1	Consent of Ernst & Young LLP, independent auditors (filed herewith)
23.2	Consent of Lord, Bissell & Brook (included in Exhibit 5.1)
24.1	Power of Attorney (included on signature page)

Item 9.  Undertakings.

    The undersigned Registrant hereby undertakes:

      (a)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in a periodic report filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

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      (b)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities and Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

    The Registrant.  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on October 3, 2001.

METHODE ELECTRONICS, INC.
By:	/s/ DONALD W. DUDA
Name:	Donald W. Duda
Its:	President

POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints William T. Jensen and Donald W. Duda and each of them with power to act without the other, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments and supplements to this Registration Statement, and to file the same, or cause to be filed the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

NAME AND CAPACITY	DATE

/s/ WILLIAM T. JENSEN William T. Jensen Chairman of the Board (Principal Executive Officer); Director	October 3, 2001
/s/ DONALD W. DUDA Donald W. Duda President; Director	October 3, 2001
/s/ JAMES W. ASHLEY, JR. James W. Ashley, Jr. Director	October 3, 2001
/s/ WARREN L. BATTS Warren L. Batts Director	October 3, 2001

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/s/ WILLIAM C. CROFT William C. Croft Director	October 3, 2001
/s/ JAMES W. MCGINLEY James W. McGinley Director	October 3, 2001
/s/ ROBERT R. MCGINLEY Robert R. McGinley Director	October 3, 2001
/s/ GEORGE C. WRIGHT George C. Wright Director	October 3, 2001
/s/ DOUGLAS A. KOMAN Douglas A. Koman Vice President of Corporate Finance (Principal Financial Officer)	October 3, 2001
/s/ ROBERT J. KUEHNAU Robert J. Kuehnau Vice President, Controller and Treasurer (Principal Accounting Officer)	October 3, 2001

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INDEX TO EXHIBITS

Exhibit Number	Description of Exhibit
4.1	Article Fourth of Certificate of Incorporation of Registrant, as amended and currently in effect (incorporated herein by reference to the Registrant's Registration Statement on Form S-3, Registration No. 33-61940 filed April 30, 1993).
4.2	Form of Rights Agreement between ChaseMellon Shareholder Services LLC and Registrant (incorporated herein by reference to the Registrant's Form 8-K filed July 7, 2000).
4.3	Methode Electronics, Inc. 2000 Stock Plan (incorporated herein by reference to the Registrant's Form 10-Q filed December 14, 2000).
5.1	Opinion of Lord, Bissell & Brook (filed herewith).
23.1	Consent of Ernst & Young LLP, independent auditors (filed herewith).
23.2	Consent of Lord, Bissell & Brook (included in Exhibit 5.1).
24.1	Power of Attorney (included on signature page).

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QuickLinks

PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
SIGNATURES
POWER OF ATTORNEY
INDEX TO EXHIBITS